Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London W1J 5BQ www.enscoplc.com	Press Release

Ensco Announces Expiration and Final Results of Cash Tender Offers

LONDON — 8 FEBRUARY 2018 — Ensco plc (NYSE:ESV) (“Ensco” or the “Company”) announced today that its previously announced cash tender offers (collectively, the “Tender Offers,” and each offer to purchase a series of notes individually, a “Tender Offer”) to purchase up to $985,000,000, exclusive of accrued interest (the “Aggregate Maximum Purchase Amount”), of the outstanding notes of Ensco and its wholly owned subsidiary Pride International LLC (“Pride”) set forth in the table below (collectively, the “Notes”), upon the terms and subject to the conditions described in the Offer to Purchase, dated January 10, 2018 (as amended or supplemented from time to time, the “Offer to Purchase”), expired at 11:59 p.m., New York City time, on February 7, 2018 (the “Expiration Date”).  As of the Expiration Date, Ensco received valid tenders totaling approximately $595.5 million aggregate principal amount of Notes as set forth in the table below.

Ensco accepted for purchase approximately $578 million aggregate principal amount of Notes that were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on January 24, 2018 (the “Early Tender Date”) for an aggregate consideration of approximately $616 million, excluding accrued and unpaid interest. The early settlement date for such Notes occurred on January 26, 2018.  Upon the terms and subject to the conditions specified in the Offer to Purchase, Ensco expects to accept for payment all remaining Notes validly tendered and not validly withdrawn in the Tender Offers and to make payment for such Notes in same-day funds on February 9, 2018.

			Aggregate Principal Amount Outstanding	Aggregate	Aggregate Principal Amount Accepted on			Dollars per $1,000 Principal Amount of Notes
Series of Notes	Issuer	CUSIP Number	Prior to Tender Offers(1)	Principal Amount Tendered	Early Settlement Date	Capped Notes Tender Cap	Acceptance Priority Level	Tender Offer Consideration (2)	Total Consideration (2)(3)
8.50% Senior Notes due 2019	Pride	74153Q AG7	$237,545,000	$182,682,000	$182,516,000	N/A	1	$1,052.46	$1,082.46	(5)
6.875% Senior Notes due 2020	Pride	74153Q AH5	$450,900,000	$256,569,000	$246,873,000	$728,000,000(4)	2	$1,050.00	$1,080.00
4.70% Senior Notes due 2021	Ensco	29358Q AA7	$269,718,000	$156,211,000	$148,702,000		3	$990.00	$1,020.00

(1) As of January 9, 2018.

(2) Per $1,000 principal amount of Notes validly tendered and accepted for purchase.

(3) Includes the Early Tender Premium.

(4) The Capped Notes Tender Cap applies to the aggregate purchase price (exclusive of accrued interest) of the 6.875% Senior Notes due 2020 and 4.70% Senior Notes due 2021 collectively.

(5) Only payable with respect to the 8.50% Senior Notes due 2019 validly tendered and not validly withdrawn at or prior to the Early Tender Date.

The Company and its affiliates may from time to time purchase additional Notes in the open market, in privately negotiated transactions, through tender offers, exchange offers or otherwise or the Company may redeem the Notes pursuant to their terms. Any future purchases, exchanges or redemptions may be on the same terms or on terms that are more or less favorable to holders of Notes than the terms of the Tender Offers.  Any future purchases, exchanges or redemptions by the Company and its affiliates will depend on various factors existing at that time.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future.

Deutsche Bank Securities Inc., Citigroup Global Markets Inc., BNP Paribas Securities Corp., DNB Markets, Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Skandinaviska Enskilda Banken AB are acting as the dealer managers in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Deutsche Bank Securities Inc. at (toll-free) (855) 287-1922 or (collect) (212) 250-7527; or Citigroup Global Markets Inc. at (toll-free) (800) 558-3745 or (collect) (212) 723-6106.  Requests for copies of the Offer to Purchase and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 470-4200 or (collect) (212) 430-3774.

Ensco plc (NYSE: ESV) is a global provider of offshore drilling services to the petroleum industry.  Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.

Ensco plc

Investor & Media Contact:
Nick Georgas, 713-430-4607
Director - Investor Relations and Communications